Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-122616
Relating to Prospectus Supplement
dated February 13, 2006
February 13, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-289-6689.
Mexican Government To Sell Bonds To US Retail Investors
204 words
3 February 2006
Dow Jones International News
(c) 2006 Dow Jones & Company, Inc.
MEXICO CITY (Dow Jones)—Mexico’s Finance Ministry said Friday it would start selling government bonds to retail investors in the U.S.
The debt program, called InterNotes, is part of the government’s strategy to “continue diversifying its investor base and reducing the cost of financing for public debt,” the ministry said in a release.
Tapping into the retail market, which is typically reserved for the highest-quality corporate issuers in North America, is possible because of recent upgrades in Mexico’s debt rating, the ministry said.
Last year, several rating agencies upgraded the country’s debt further into investment grade. In December, Fitch Ratings raised Mexico’s foreign currency rating another notch to BBB, matching Standard & Poor’s rating but still a notch lower than Moody’s Investors Service’s Baa1 rating.
The Finance Ministry said that while it has already pre-funded its debt requirements for this year, in preparation for the country’s presidential elections in July, funding from the retail debt program will be used to manage other external debt.
-By Tom Barkley, Dow Jones Newswires; (52-55) 5080-3451; tom.barkley@dowjones.com [ 03-02-06 2123GMT ]

Additional Information provided to Media:
Remarks of Gerardo Rodriguez, Mexico’s deputy undersecretary for public credit:
“Debt management in the current administration of President Fox has been one of the top priorities.”
“We are able to reach out all the way down to the individual investor” with this program.